Exhibit 8.1

MiX Telematics Limited
List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
MIX TELEMATICS AFRICA PROPRIETARY LIMITED	Republic of South Africa
MIX TELEMATICS INTERNATIONAL PROPRIETARY LIMITED	Republic of South Africa
MIX TELEMATICS EUROPE LIMITED	United Kingdom
MIX TELEMATICS NORTH AMERICA INCORPORATED	United States of America
MIX TELEMATICS AUSTRALASIA PROPRIETARY LIMITED	Australia
MIX TELEMATICS EUROPE GMBH	Germany
MIX TELEMATICS MIDDLE EAST FZE	United Arab Emirates
MIX TELEMATICS ENTERPRISE SA PROPRIETARY LIMITED	Republic of South Africa
MIX TELEMATICS SERVIÇOS DE TELEMETRIA E RASTREAMENTO DE VEÍCULOS DO BRAZIL LIMITADA	Brazil
MIX TELEMATICS FLEET SUPPORT PROPRIETARY LIMITED	Republic of South Africa
MIX TELEMATICS EAST AFRICA LIMITED	Uganda
MIX TELEMATICS TECHNOLOGY HOLDINGS PROPRIETARY LIMITED	Republic of South Africa
MIX TELEMATICS INVESTMENTS PROPRIETARY LIMITED	Republic of South Africa
MIX TELEMATICS ROMANIA SRL	Romania
MIX TELEMATICS (THAILAND) LIMITED	Thailand